Exhibit (a)(5)(C)

Note: The following are un-official English translations of the Hebrew Acceptance Notices that were published in Israel pursuant to Israeli law. The originals of these documents, written in Hebrew, are the exclusive legally binding versions and the Offeror (as defined below) assumes no liability for any of the statements or representations made in this translation.

[FORM OF NOTICES]

Acceptance Notice of an Unlisted Holder

Pursuant to the Securities Regulations (Tender Offer), 5760-2000

To:	Capri Family Foundation and Mr. Shlomo (Tom) Wyler (together: the "Offerors")

Through TASE Member ______________ Ltd.

Dear Sir/Madam,

Re: Ordinary Shares of Optibase Ltd. (the "Company")

Whereas in accordance with the Offer to Purchase from February 15, 2022 published by the Offerors, the Offerors made a full tender offer for the purchase of all the Company's outstanding ordinary shares, par value NIS 0.65 per share, held by the Company's shareholders (accept the Offerors and the Company), as specified therein (the "Schedule");

And whereas I own and hold, through you as a TASE Member, in Deposit No. __________at the bank ___________, branch no. __________ ordinary shares, par value NIS 0.65 of the Company, in the amount of ____________;

And whereas I wish to accept the tender offer of the Offerors included in the Schedule, in respect of _____________(*) ordinary shares of the Company par value NIS 0.65 per share, therefore, I hereby provide an acceptance notice of an unlisted holder as defined in Section 11 of the Schedule, and an undertaking to transfer the aforementioned shares, i.e. ______________ (*) shares of the Company (the "Shares") to the Offerors, according to the provisions of the Schedule.

I hereby declare and warrant that the Shares are free of all liens, attachment, debt, pledge or any third party right on the date of giving this notice of acceptance, and that these Shares will be in that condition on the date of their transfer to the name of the Offerors according to the Schedule.

I acknowledge that the correctness of this declaration is a precondition for the purchase of the Shares by the Offerors and the payment of their consideration pursuant to the Schedule.

In accordance with the provisions of Section 338(c) of the Companies Law, 5759-1999, (the "Companies Law") and the Offerors' provision established in Section 3 of the Offer of Purchase, I am aware that I will not be entitled to the appraisal right described in Section 338(a) of the Companies Law.

Please transfer the consideration for the above Shares to my account at ____________, account No. ___________ branch No. ____________.

In accordance with Section 337 of the Companies Law, I hereby give notice as follows (check off one of the options)(**)

☐	I do not have a personal interest in accepting the tender offer.

☐	I have a personal interest in accepting the tender offer, for the following reasons:

For this matter "personal interest" means: A personal interest of the undersigned shareholder in the acceptance of the tender offer, including such personal interest of his relative and of another corporation in which the shareholder or his relative is an interested party, including such personal interest of his proxy (if signed by proxy), whether the shareholder listed below has or does not have a personal interest, and irrespective of whether the signature of the proxy on this acceptance notice is at his discretion or at the discretion of the shareholder listed below.

For the avoidance of doubt, the mere holding of shares in the company and the receipt of consideration for them as part of the tender offer does not constitute a personal interest.

_______________________
ID No. / Company number
_______________________
Full name
_______________________
Signature
_______________________
Date

(*) The Offeree should insert the maximum number of shares in respect of which the notice is given, i.e. the full amount of shares in the above securities deposit, or a smaller quantity, as the holder wishes.

(**) If the shareholder does not provide this notice, then his acceptance notice will not be accepted for the purpose of complying with the conditions of section 337(a) of the Companies Law.

Acceptance Notice of a TASE Member

Pursuant to the Securities Regulations (Tender Offer), 5760-2000

To:	Capri Family Foundation and Mr. Shlomo (Tom) Wyler (together: the "Offerors")

Via Israel Brokerage & Investments, I.B.I. Ltd.

Dear Sir/Madam,

Re: Ordinary Shares of Optibase Ltd. (the "Company")

Whereas in accordance with the Offer to Purchase from February 15, 2022 published by the Offerors, the Offerors made a full tender offer for the purchase of all the Company's outstanding ordinary shares, par value NIS 0.65 per share, held by the Company's shareholders (accept the Offerors and the Company), as specified therein (the "Schedule");

And whereas we received notices of unlisted holders in respect of a total of ___________(*) ordinary shares par value NIS 0.65 per share of the Company from their holders and owners (the "Acceptance Shares"), of which in respect of _______, notices have been given that the holders have a personal interest in accepting the Offer to Purchase;

We hereby provide an Acceptance Notice pursuant to Section 11 of Schedule and an undertaking to transfer the above Shares.

We hereby declare and undertake that the Acceptance Shares are free of any lien, attachment, debt, pledge or any third party right on the date of giving this notice of acceptance, and that these Shares will be in that condition on the date of their transfer to the name of the Offerors according to the Schedule.

Please transfer the consideration for the above Shares to our account in the TASE clearing house.

We acknowledge that the correctness of this declaration is a precondition for the purchase of the Shares by the Offerors and the payment of their consideration pursuant to the Schedule.

_______________________
ID No. / Company number
_______________________
Full name
_______________________
Signature
_______________________
Date

(*) Fill in the number of shares.